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On December 11, 2019, Colony Capital, Inc. (the “Company”) hosted a conference call and webcast regarding an investor update presentation. A copy of the transcript of such call is attached herewith as Exhibit 1.

Exhibit 1

Operator: Greetings and welcome to Colony Capital Investor Update Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note, this conference is being recorded.

I will now turn the conference over to your host, Lasse Glassen, ADDO Investor Relations. You may begin.

Lasse Glassen

Director-Investor Relations, Addo Communications, Inc.

Good afternoon, everyone, and welcome to Colony Capital, Inc.'s investor update conference call. Speaking on the call today from the company is Tom Barrack, Executive Chairman and CEO; and Marc Ganzi, Incoming CEO and current CEO of Digital Bridge Holdings, LLC. A question-and-answer session will follow their prepared remarks. I would also like to draw your attention to our new investor presentation, which was made available this afternoon in the Public Shareholders section of the company's website at www.clny.com.

On the call today, we will refer to these slides, which will complement our prepared remarks. Before I hand the call over to management, please note that on this call, certain information presented contains forward-looking statements. These statements are based on management's current expectations and are subject to risks, uncertainties and assumptions. Potential risks and uncertainties that could cause the company's business and financial results to differ materially from these forward-looking statements are described in the company's periodic reports filed with the SEC from time to time.

All information discussed on this call is as of today, December 11, 2019, and Colony Capital does not intend and undertakes no duty to update for future events or circumstances.

With that, it's now my pleasure to turn the call over to Tom Barrack, Chairman and CEO of Colony Capital. Tom?

Thomas Joseph Barrack

Executive Chairman & Chief Executive Officer, Colony Capital, Inc.

Thank you, Lasse and good afternoon everybody. Thanks for joining us. Today is really about the tale of two distinct things. One is defense and one is offense, and I visited with you before about defense and in the slides in front of you from page 6 to page 10, I've enumerated for you the accomplishments of what this team has done primarily in the last year. And I'm not going to take up the time of interfering with the offense in Marc's presentation to you of offense, digital, because that's the most important aspect that we've got.

So, with that, I want to just reflect on a couple of things that as we started this process in 2019 with really the designation of a Strategic Asset Review Committee that was a constitution of six of our directors including now three of our new directors. We undertook a thoughtful review of every business category of every option, of every spin, of every merger, every divestiture, and with the board, and our independent financial advisors came up with a plan. That plan was to rotate through liquidity to the businesses in which we had the best competitive advantage in the future of building substantial shareholder value. And to do that, we had to create liquidity. And with the liquidity, we could rotate, we could strengthen, we could provide co-investment capital. We could grow and simplify without massive CapEx, and we could go to our strengths.

And as you'll see from the enumeration in the slides in front of you, the simplification of those businesses which created tremendous liquidity, and by the way over three years returned about $2.6 billion in capital to our common preferred shareholders through distributions, repurchases and asset sales along the way at an incredible rate. So, I'm not going to take too much time by going through the arithmetic and the thematic story.

The bottom line is our mission is simple, it is to become the real estate partner of choice for the world's best of class mobile communications and technology companies. We're going to talk a lot about those six big logos that are already in our silo companies, and by doing that become the most reliable and flexible provider of connectivity, flexible occupancy, and capital solutions to that group.

And with that, I'll turn it over to Marc to talk about offense.

Marc C. Ganzi

Chief Executive Officer, Digital Bridge Holdings, LLC & Chief Executive Officer-Elect, Colony Capital, Inc.

Thank you, Tom. Good afternoon. Delighted to be spending time with all of you today as we chart the path of Colony 2.0 go forward. I think the best way to start our dialogue today is first to give you the sense of the macro- thematic that sits behind what's in front of us today. As we think about what drives the fundamental demand of all of our businesses, it's one simple premise, data.

Data drives the global economy. Mobile operators are forecasted to invest over $480 million of CapEx worldwide between the end of this year and 2020. Half of that coming with countries that we expect to launch 5G commercial service by 2020.

The way we think about this macro setup – macro-thematic setup is first and foremost is users. We have mobile penetration rates increasing up to 61% globally, and we go from having 3.6 billion users on networks today to almost 5 billion users. As we think about that and how that – how the carriers need to address those needs it's through CapEx spend. And as we think about the spend that the carriers are confronted with over the next three years, it's a significant amount of opportunity for us and for our portfolio companies, and for our customers.

As we think about the narrative as we roll forward, it's no longer just simply mobile as usual. This is a new paradigm shift in network spend, network topology, and network applications. Much has been said about the Internet of Things. At the end of last year, there were 9 billion users in what we call the Internet of Things in terms of total connections. By 2025, that grows to 25 billion users worldwide. Smartphones also are a key enabler of bridging the digital divide.

At the end of 2018, there were – 43% of our global connections were on 4G phones. That grows to 59% by 2025. And as we pull that clock forward for 5G, 1.4 billion users will be on 5G networks by 2025, which only represents 15% of total connections. This for us represents a huge opportunity for growth on a global scale.

On page 13, you see that there is a further deep dive into where we see connectivity and what are the implications of 5G networks. I would emphasize that as I said before, 5G is not just about mobile networks. We believe this is a significant step function, and represents a massive catalyst for what we call the mobile industrial revolution. It's more than about connecting people, it's about connecting devices, it's about connecting economies, and all of this is enabled through next generation applications.

As we think about what happens in 5G from 4G, as I mentioned before, first and foremost, you get increased capacity. The second is we get 90% energy savings, most people believe that 5G requires more consumption of energy and resources, actually it requires less consumption of energy.

And most importantly from a consumer perspective, 5G networks deliver the promise of zero latency solutions.

And as we think about what that looks like going forward, we begin to see that the world is quite large and we begin to connect the planet, 7 billion people will be connected in 5G. And not only thinking about people, this notion of Internet of Things is massive, 7 trillion devices connected. So this is no longer an economy that's based on mobile to mobile connections, consumer to consumer. We begin to think about consumer business, business to business, and device to device. This is a significant opportunity for us and for our shareholders and for our customers.

On page 14 to further demonstrate that, as we think about where 5G is happening and where we see low latency applications being delivered first. We think about the notions of low latency applications, which is increased bandwidth, the ability to control content, security, privacy, reliability, all of these are mission critical functions and we think about what's been happening – what's happening and what's transforming the economy today.

And as we think about this, it's not only just IoT networks, it's edge computing, it's providing connectivity to data centers, it's providing connectivity the core to the network, and most importantly, connectivity to the cloud.

As we think about the transformation and we think about where capacity is needed, capacity begins to shift to the edge. In thinking about how our networks have been built over the last 25 years since I got started in this business, everything was with an eye toward the siloed approach, one macro site, one data center, one core backhaul network, one switch. When we think about what's transforming today, it's no longer this siloed approach to building networks. In the way carriers and the way applications are distributed, it's the ability to deliver that quality of service everywhere. And this is the true step function of what happens in 5G.

And as we think about how this transforms businesses, the ecosystem changes, and it changes on many levels and many implications from e-commerce to how we transform our businesses and how we conduct the Company’s new business model opportunities will develop out of this, new partnerships and consortiums are required to build these next-generation networks. It is truly the most interesting opportunity that I've seen in my three decades of being in this business, and building and delivering networks for our customers. So, how does this impact Colony, and how do we think about the ecosystem and the different verticals that we operate in today.

On page 15, you will see that we believe there are sort of four critical swim lanes to digital infrastructure today. First and foremost, one that most of you may be familiar with is the macro tower model, dating back to the formation of American Tower in the early 1990s, the macro tower thesis is the ability to own, manage, and lease, and operate macro cell sites that serve as the core network in the underpinning of 4G networks, and now as we move forward, macro towers are central to the performance of 5G networks.

The business model is one that most of you are familiar with, and like quite a bit, reoccurring revenue, escalators, long-term contracts, mostly with investment grade counterparties. But beyond the traditional mobile operators, we also lease space to TV and radio broadcasters, public safety, and now IoT providers.

The second vertical we think about is the small cell and distributed antenna systems business. DAS systems have been around since the late 1990s. They've really come into their own in the last sort of three years to four years as we've densified 4G networks and we've moved from LTE to LTE+.

Small cells are the mission-critical infrastructure that delivers that last mile, that last street corner and brings a true low latency solution for the consumer. How do small cells work? Small cells require three critical components. One is the RAN, the radio access network where the actual core radio is. The second component is fiber. Dark fiber that runs under the street or on top of utility poles, ultimately connecting to an antenna, and antenna is referred to as a node, and that node broadcasts either one set of frequency bands, some nodes can transmit up to multiple frequency bands.

The ability to deliver multiple carriers and multiple frequencies where shared networks is the fundamental premise of small cell infrastructure. Shared networks collaboration in delivering the promise of future networks. Our customers on these small cell networks are wireless operators, cable operators, and eventually we believe private enterprise using CBRS spectrum.

Our contract durations much like cell towers are anywhere from 10 years to 25 years in duration. Those customers, contracts usually have fixed escalators similar to towers and a vast preponderance of our customers are investment grade quality customers.

The third particle is datacenters, once again another vertical that most of you may be familiar with. Datacenters are mission critical buildings that supply power, cooling, security, and most importantly, connectivity to some of the most important customers in the world. We see the datacenter space today in really two core verticals, hyperscale datacenters where our tenants usually have critical IT loads above 1 megawatt and an enterprise which is what is traditionally referred to as colocation.

Colocation properties traditionally have heavily dense fiber and provide connectivity and host management services for IT critical loads below 1 megawatt. Both businesses are built on a fundamental premise of leasing space to customers, and providing critical power, backup power, and security. Our customers are typically technology, tenants such as cloud e-commerce and gaming; enterprise users, small and medium sized businesses, government agencies, healthcare agencies, education systems.

There's literally every type of enterprise you can think of that hosts applications or looks to store data resides in a datacenter. As we think about the differential between hyperscale and enterprise, it's really the total number of tenancies inside of a building, duration of contract and ultimately, the amount of power we're supplying.

Last but not least is fiber. As we'd like to say fiber is the connective tissue that supplies and enables all of these technologies to work. Fiber optic cables consist of bundled glass, small strands, the data can be transmitted over the equipment that transmit these data signals into optical light. We provide dedicated high bandwidth fixed network capacity via dark fiber where the customer lights the fiber themselves or lit services, where we provide the services and enable connectivity for the customer.

The revenue model can be parsed into multiple segments. We really think of it in the most simplistic way as wholesale fiber or we think of enterprise fiber. You would most notably know wholesale fiber is what we call carrier-to-carrier traffic where we provide connectivity services for mobile operators and other carriers which we call carrier-to-carrier traffic.

On the enterprise side, we supply that connectivity services to businesses, small, medium, large, and we provide also to government agencies, healthcare providers, and probably largest segment of that is telecom providers, for backhauling their traffic, and helping enable their networks.

The revenue models across enterprise and across wholesale do vary, enterprise contracts typically are anywhere from one-year to three-year in duration, where wholesale contracts can be as long as 35 years in a long term IRU.

With that, that is sort of the ecosystem that we operate in today. And so moving on, we wanted to walk you through our go forward playbook for Colony. On page 17, we're laying out our strategic plan and our vision for how we create opportunity and returns for our shareholders.

The Colony pivot is not a new playbook for us. This is a playbook that we've been running for the last 25 years. And the key goals for that are six core principles.

First and foremost for most of you that know me, know that I've had a trusted team of entrepreneurs, leaders, and most importantly operators in their vertical that have been together for the last two decades. We are operators, we 're investors, we're thought leaders, and we operate across all of the four core verticals that we laid out for you earlier today.

Second best-in-class assets. We want to own the best assets in the best locations with the strongest barriers to entry and the largest strategic [ph] moat (00:17:55). We operate networks with the most profitable companies in the world. We have typically very high renewal rates. And most importantly we have sticky prices. Asset selection is core to our thesis today and go forward.

To get best-in-class assets you have to have a disciplined framework for investment and we'll walk you through this. We have a proven underwriting model that delivers on returns and creates alpha. And most importantly delivers operational excellence for our customers. Strong leasing, the ability to develop sites greenfield, pioneering capital formation and esoteric debt structures, and last but not least having long live relationships where we deliver for our customers on a five nines standards basis.

Proprietary deal flow. We have long focused on transacting with our counterparties and our customers through long live relationships that have been tested through time. We've traditionally not performed well in auction. It's not a dynamic that sets us well for our investment model but we believe that the ability to operate and generate proprietary deal flow is something that differentiates Colony.

Last but not least is products. Go-to-market products are core to our success. We provide flexible and creative financing solutions for most trusted logos in the world across the entire capital structure. We'll walk you through some of those products and where we think we can head.

A little more detail around my team. People create alpha, the assets don't create the alpha. I've had the distinct pleasure of working with my team for over two decades, and we believe this is the best team in the digital infrastructure space.

To the far left, is my Investment Committee, the guides Digital Colony Partners today; Ben Jenkins, my partner of six years and prior to that, he was at Blackstone for 16 years; Jonathan Grunzweig and Justin Chang Colony also hit up our Investment Committee, who, both have multi decades of experience of investing and stewarding assets ultimately to fruition.

You'll see down below we have industry specialists across all the key verticals that help inform our decision making, have critical relationships with our customers, and most importantly have a multi-decade track record of returning capital to our shareholders and creating highest returns.

Our investment team situated around the globe is best-in-class. We've been investing in the digital infrastructure space for the better part of the last two decades and come from all around the globe from various institutions that speak to our depth, and most importantly speak to our vertical expertise and our commitment to executing and prosecuting best-in-class returns.

Second, on page 19, assets are important. We are the only global REIT that owns, manages, and operates across all of the components of the digital ecosystem which ultimately drives significant synergies for our portfolio companies, for our customers and for our shareholders. In towers, we have over 350,000 sites operating under core four verticals; Mexico Tower Partners, Vertical Bridge, Digita in the Nordics, ATP in the Andean region.

To the far right, fiber assets Vertical Bridge, 13,000 (sic) [130,000] (00:21:44) route miles fueling innovation, providing mission-critical connectivity. As I mentioned before, fiber is the connective tissue that brings all of this together. Beamfield and ExteNet, and soon with the closing of Zayo, we'll have over 135,000 route miles of fiber.

To the lower right, we own 38 datacenters globally. DataBank, which is the leading private owner operator of Edge Datacenters in the United States. Vantage, the leading private hyperscale provider in the United States. And Aptum, based in Toronto provides managed services to many of Canada's most important enterprises.

Last but not least, small cell infrastructure. Small cells are critical to the future formation of mobile networks. We own two of the most trusted logos as it relates to operating these services for mobile operators. ExteNet in the United States and FreshWave Group in the United Kingdom, which has over 4,000 nodes and is the only independent provider of small cell infrastructure in the United Kingdom.

Move down to page 20. On the far left, you'll see our legacy companies which are the Digital Bridge assets. These were the assets that were not put into the fund, and that what we consider our legacy investments. First and foremost, Vertical Bridge, which is the largest private tower operator in the United States which is a private REIT. Mexico Tower Partners, which has over 2,400 towers is the leading private operator in Mexico. ExteNet Systems which owns and operates over 31,000 nodes and 4,000 miles of owned fiber, 16,000 miles of leased fiber;

DataBank which owns 19 datacenters here in the United States which is an enterprise colocation provider that is very focused on Edge Compute and providing those services to our customers. Vantage is the leader in hyperscale facilities in the United States, operating in the US and Canada. And then last, but not least ATP is a legacy company that's shared between the funds and our legacy business.

On the far right, you see the Digital Colony portfolio. As Tom mentioned earlier the first of its kind, a $4.1 billion digital infrastructure fund focused with a mandate to investing in digital infrastructure in the United States, Europe and in Latin America. Our first dedicated fund investment was Digita which is a leading owner/operator of tower infrastructure in Finland, FreshWave Group which is the largest private small cell operator in the United Kingdom, Aptum Technologies which provides B2B products and services such as network connectivity vis-à-vis their fiber, managed hosting, cloud services and IT managed services.

Beanfield is an independent dark fiber and lit services provider in Toronto with over 76,000 strands of kilometers of fiber in Toronto and 366 route kilometers. Zayo Group Holdings, which is not closed yet is the leading provider of dark fiber services here in the United States and in other parts of the world with over 130,000 miles of dark fiber providing lit and dark services and Zayo Solutions beyond dark fiber include private networks, wavelengths, Ethernet, Internet access and Colo services. Their customers are wireline carriers, wireless carriers, media, tech, content, finance, large enterprises and healthcare. This is the Digital Colony ecosystem of portfolio companies today.

As we think about what differentiates ourselves and other potential REITs in this space or other asset managers, we think there's a key differentiator between Colony and our peers. First and foremost, we are the only provider that can deliver end-to-end digital infrastructure here in our core market at the United States with 4,600 towers, 30,000 small cells, 135,000 route miles of fiber [ph] pro forma in Brazil (00:26:02), 45 data centers, 19 Edge data centers and 9 hyperscale facilities. We are the only REIT that allows you to play across the entire digital ecosystem. When put up against other alternative asset managers, another REITs, no other REIT can deliver the promise of the entire ecosystem.

On page 22, we deliver our framework around how we invest. Once again, this is a set of investment principles that we've used for the better part of last two decades. First and foremost, you focus on market dynamics. We want to be in stable markets that provide our opportunity for catalysts in the near-term by investing in the best logos with the most amount of growth limiting our downside protection for asset owners. Contract quality, we say this all the time in investment committee. What is the quality of the paper? What is the duration of the contract? What is the flexibility for the customer? What is the escalator? What is the credit quality? The quality of our cash flows is embedded in the quality of our contracts. This is seminal to our business and seminal to how we enable our customers to grow. Asset quality, we want to find unique and hard to replicate assets. And in the same time, delivering mission critical services to our customers. This is embedded in our passion and our ability to deliver permits to work with municipalities and to ensure that all of our sites and all of our infrastructure is built to [ph] Core (00:27:39) in ensuring that the documentation is most importantly in compliance with all laws and regulations. Creating that strategic mode is seminal to our success and seminal to our business. Management and platform potential, we want to back the best teams who understand their verticals and have the best go-to- market strategies.

And doing so, if you pick the right team with the right products and the right processes and enable the catalyst for growth not only through organic leasing and greenfield building, but also through our brownfield strategy of doing tuck-in acquisitions. These are the four corners of our asset selection at Digital Colony today.

On page 23, alpha creation. We seek outperformance. The way we seek outperformance is by making sure that we're hands on with all of our businesses. Human capital, every one of our businesses instilled the same level of principles. We recruit, we develop and we retain the top talent in the industry. Direct operating experiences. This is seminal to what we do. The principles of digital bridge negotiated and closed tens of thousands of leases over the last 25 years. And we've efficiently managed field operations for thousands of facilities, for hundreds of carriers and telecom companies throughout the globe. Proprietary back end – back-office systems, the way you drive scale, margin, performance and low cycle time is by having best-in-class workflows and databases that enable our employees to deliver for our customers. We talked about this earlier, proprietary deal flow is critical. Having a differentiated M&A program is a key symbol of our success. We focus on proprietary deal flow and transaction tactics that avoid competitive auctions and we aim to always drive down our entry multiple on any brownfield opportunity.

Last but not least, dynamic balance sheet management. We've developed institutional relationships with the leading banks and bond investors throughout the world to provide what we believe are very unique structures at a lower cost of capital. We've led many transformative and seminal securitizations in the small cell space, Mexican cell tower market, the hyperscale data center space and the US tower space, many times being the leader and the innovator of these products in the capital markets.

So, when we talk about operational excellence, this is really critical. And it's more than about putting words on a piece of paper. It's about actually demonstrating how you deliver better growth than your peer group. We're going to give you two examples today of how we do that. First and foremost, in the US tower space, Vertical Bridge has outperformed the three public tower companies over the last three years. And how we've done that is by simply being a little faster, a little more nimble, and deploying our playbook to our equity or peer group. When you think about the key metrics that drive growth and move share price in the tower space is really through three core fundamental things: Can you lease the towers? Can you build the towers? Can you buy the towers? We've developed and built over 730 towers, which is best-in-class, our organic growth at 6.8% exceeding Crown and SBA. And we've been able to accretively acquire 2,375 towers at below-market multiples. This ability to mix greenfield, brownfield and organic growth is what sets Vertical Bridge apart.

The proofs is in the execution. On the far right, if you look across our average fair group and their EBITDA growth between 2016 and 2019, the three public major tower companies average 13% EBITDA growth, Vertical Bridge delivered 22%, a significant outperformance vis-à-vis its peers.

On page 25, on the hyper-scale data centers space, Vantage, our flagship hyperscale data center provider had consistently proven the ability to punch above its weight-class as exemplified by its leasing track record over the last year. Vantage has been able to produce in-line leasing against its public market peers and if you look at the average amount of leasing volume that was done in the last year $74 million of leasing, Vantage produced $66 million. Now while that might seem slightly below the average as you look to the far right and you look at the total amount of revenue that these companies have, Vantage is punching way above its weight class.

So despite being seven times smaller on a revenue basis, it is right in line with where the public comparables are in terms of generating new organic leasing. This is what differentiates the investment for us, the ability to deliver outperformance. In addition to that, we do this with an eye towards making sure that our footprints that we leave behind are those that we want our children to understand and make sure that we leave a better planet for them and that we have key guiding principles that help us operate our assets to the highest environmental standards, social standards and governance standards.

On the environmental side, all of our portfolio companies in 2020 have critical metrics that will determine our carbon footprint. We are very committed to making sure that all of our portfolio companies have a zero to negative carbon footprint, that is our goal.

On the social side, we want to create a positive impact for our community, our stakeholders by helping bridge the digital divide in the communities that we operate. And doing so, we need to facilitate the construction of mission critical infrastructure to facilitate information technology across all economies, all demographics that [ph] gives you (00:33:51) opportunities for job creation, education and most importantly civic engagement.

On the governance side, we believe that achieving long-term shareholder value details with robust governance practices and oversight, which we practice daily across all of our portfolio companies. We believe, the standards that which we hold at Digital Colony are best-in-class and then we're aiming to be the leader in ESG across our portfolio companies.

Proprietary deal flow. This we believe is a critical factor in how we create – often create outperformance. If you look across the ecosystem of businesses that we own and operate today, across the first 10 investments, 70% of our deals were proprietary. And then, as we think about our ability to operate these assets and think about how to invest capital, we believe there are three types of business that you can invest in. You can invest in a brownfield asset, which is stabilized platform, you can build and have a business plan that centered around greenfield, where you're building assets for customers or you can go to white sheet, where you literally write a brand new business plan, see the management team and you execute on that business plan.

One of the unique features of Digital Colony is our ability to be able to go brownfield, greenfield and develop white sheet business plans. We've demonstrated that we can do all three and this is important. The importance in the relevance of this is, we've recognized in the GP community today that M&A pricing has reached a crescendo. And as we think about where asset prices today are in digital infrastructure and we think about asset prices being 2x to 3x or 4x above replacement cost, our ability to have relationships with customers and the ability to greenfield new assets and the ability to support white sheet business plans is a key differentiator in our ability to deliver shareholder value.

Products [Technical Difficulty] (00:35:56) our last section. So, as we think about the products that we have today at Digital Colony, we think about where we're putting capital to work and how we're deploying capital. We are very, very focused on making sure that we deliver what we call perfect portfolio construction. Digital Colony I as Tom mentioned is the first digital infrastructure fund of its kind, a $4.1 million fund that today has committed $1.8 billion of capital across six logos.

As we deliver this presentation today, we were pleased to announce earlier today that we signed a pipeline, which is a leading independent owner and operator of tower infrastructure in Brazil and we're pleased to welcome that seventh logo into the family. Careful portfolio construction is critical to achieving the objectives of our shareholders. What we promised investors we would do at Digital Colony is we would invest in three continents and across four key industry verticals providing diversity not only in product type, but providing diversity in our geographic distribution.

As of today, the fund is 70% investment in North America; 11% in Latin America and 19% in Europe. And then across the verticals that we talked about earlier, 58% in fiber; 27% in towers, 13% in datacenters and 2% in small cells. Once again, we've delivered on the promise of geographic distribution and asset distribution as we build what we hope to be a perfect and balanced portfolio.

As we go forward on page 29 and we think about where the digital franchise can go and where we think we have the best skills, to successfully scale our FEEUM as a leader in opportunistic digital infrastructure, we believe there are three key segments that will drive the growth of the business going forward. First and foremost, equity strategies. With nearly half of DCP Fund I invested or committed and further portfolio construction to be unveiled later this year in the beginning in Q1, we believe there is significant opportunities and that Fund I is beginning to end its investment campaign.

Along that road, we've generated significant amount of co-investment opportunities, almost $2.3 billion of co- invest against $1.8 billion of committed capital. We've built a robust pipeline of opportunities, over 29 opportunities in our pipeline today representing $19 billion of potential invested capital. Our second silo is in credit. We believe that we have the relationships and we believe that we have the team to invest in digital credit. We leverage our existing extensive sector expertise, our deal flow and our GP relationships of the digital team in Colony Capital's rich history in credit to form what we think is the first ever Digital credit opportunity fund. We invest in diversified portfolio of credit products primarily focused on senior debt, second-lien, mezzanine and unsecured. Large credit opportunities are underpinned by $144 billion of digital infrastructure activity in Europe, North America and Latin America.

On the liquid side, we believe there is an opportunity to combine our digital infrastructure investing and operating expertise with the traditional commercial real estate expertise at Colony Capital today. We're strongly positioned to capture opportunities created by the intersection of telecom and real estate. By collaborating with our private equity and credit teams, we get unique and valuable insights into valuations, market trends and most importantly asset quality and discerning which management teams are the best and which ones that perhaps being -- be unable to deliver total shareholder value. These are the three core strategies as we take our investment management business forward.

In terms of growing the digital franchise on page 30, over the next 12 to 24 months, we plan to deliver material growth in Digital IM. We expect $7 billion of FEEUM expected to grow by 15% in 2020 and will accelerate into 2021. As I mentioned previously, we delivered $2.2 billion of co-invest, 25% of that which is fee-bearing. We anticipate delivering more co-investment opportunities for investors in 2020.

100 basis points of blended annual management fees across our IM products expected to equal approximately 100 basis points as we think about this ecosystem of other IM products into the future. And then total expected e FEEUM deployment between $1 billion to $1.5 billion per year in Digital Colony partners. In addition to that, we expect to deploy levels of other anticipated IM products in 2020.

As we turn our attention to our 2020 plan on page 32, the most important part of our business and how we invest for you is the allocation of the balance sheet. As a firm, we believe in a disciplined and methodical approach to investing the balance sheet with a sharp focus on achieving the highest returns and targeting a reasonable amount of corporate leverage.

As we think about the six areas where we can deploy the balance sheet capital, we will always consistently reevaluate the use of this capital to ensure maximum shareholder value is achieved, while achieving our corporate objectives of growth. The six areas where we believe we can deploy balance sheet capital today are, first and foremost, in our GP commitments. This is to the Digital Colony Partners I fund and potential new products that we may introduce in 2020. We also believe we can use the balance sheet to make direct investments into some of the best digital companies that we know and trust.

Third, we can warehouse transactions. Warehousing transactions are an important part of our business. It enables us to acquire control stakes in businesses that currently don't fit a mandate in a current IM product where eventually we do see that IM product and we can find a home for that transaction and return capital back to the balance sheet.

Second (sic) [Fourth] (00:42:17), we can pay down debt. Maintaining a reasonable level of corporate leverage is seminal to the preservation of the business and prudent balance sheet management.

Third (sic) [Fifth] (00:42:29), we always measure every decision at Colony against buying our own shares. We will consistently revisit this topic as we look and evaluate at the constant -- at our current share price and how we can measure that against putting balance sheet capital to work in new ideas.

Sixth and our final is the special dividend. The ability to return capital to shareholders inside of a specific quarter is something we will consistently monitor and take a look at as we think across these six different verticals of deploying balance sheet capital.

Moving forward on our 2020 plan on page 33, we begin to unveil our 2020 plan and how we plan to utilize the proceeds in industrial. First and foremost, maintaining reasonable corporate leverage is seminal to our business plan going forward. We plan to redeem our Series B and Series E preferred which will use $403 million of our net industrial sale proceeds.

Second, we're pleased to announce today a control investment in the leading private owner of Edge Data Centers DataBank. This will produce a 5% current yield and we believe a total return of 14% to our shareholders. Third, we will continue to deploy capital in Digital Colony I. We committed $200 million to that GP. And over the course of 2020, we'll have drawdowns as we deploy the fund. Current yield is between 0% and 5%. And our expectation is to deliver returns above 15%.

With the remaining $412 million of cash on our balance sheet, we will look at GP – further GP co-investments in IM, we'll look at other permanent balance sheet investments and we will explore warehousing transactions for future vehicles. All at the same time coming back and revisiting the six different verticals where we can deploy capital on a quarterly basis.

As I mentioned before on page 34, we're pleased to announce the investment into DataBank. Colony has decided– has signed a definitive agreement today to acquire a secondary ownership interest of 20% in leading Edge Data Center (sic) [Centers] (00:44:45) operator DataBank for $185 million. DataBank is a proprietary investment that is managed by Digital Bridge and, which Digital Bridge principles along key institutional LPs own 40% of the company. The Digital Bridge principles will enter into a controlled voting agreement, which will allow us to continue to retain our interest and at the same time feeding voting control to Colony. This represents a first step for Colony in gaining exposure to the Edge Datacenter business that has strong organic growth and offers – incremental acquisition opportunities as well as brownfield. The entry multiple of 17.6 times represents our price for the transaction on in-place EBITDA.

As we think about some of the key metrics that differentiate DataBank, onto the far right, we have $187 million of run rate Q4 revenue. The business has experienced 10% organic cash flow growth. We have 19 datacenters in 9 markets, 75% utilization in terms of occupancy, industry meeting 0.7 churn on a monthly basis. We have over 1,800 customers that generate $82 million of quarterly EBITDA.

As we think about our earnings transition in 2020 on page 35, there are sort of three core principles that I want to draw your attention to as we look to 2020. First and foremost, our – we want to make clear to everyone our FFO is in transition. 2024 FFO excluding gains and losses is expected to decrease as income producing assets are sold in advance of deleveraging and our rotation in Digital. Currently our cash reserves sit at $400 million, which is pro forma cash for obviously the contemplated prefer redemptions, investments in DataBank and DCP I. Core FFO in Hospitality and Healthcare is expected to be flat in 2019 on a same-store basis and accounting for an anticipated decrease in NOI offset by an anticipated decrease in our floating interest rate exposure.

OED, our Core FFO is expected to decrease by 15% to 25% as we deliver monetizations between $300 million and $500 million, returning cash to our balance sheet. Co-producers expense and preferred dividends and that's made it decreased by $34 million or 25% on an annual basis as we redeem our Series B and Series E preferred equity instruments. Second, our commitment to reducing costs remains on waiver. We will continually look to revisit rationalizing our G&A with the expectation that legacy Colony G&A will decrease as related assets and businesses are sold and digital G&A will nominally increase as we scale our product growth in IM.

On a net basis, there is the potential for a further 30% to 40% decrease in G&A in 2020 vis-à-vis our 2019 decrease in G&A. The way we get there is, we're targeting $10 million to $15 million in annual run rate corporate overhead reductions and $45 million to $50 million annual run rate reductions in the internalization of CLNC, both of which would result in the reduction of 140 to 170 FTEs, principally from our internalization of CLNC. Actual 2020 reported G&A will be impacted by the credit transaction. 2020 G&A will be offset in part due to significant new additions to our digital real estate segment and IM business.

Last not but not least, in the digital real estate investment management platform, digital real estate is expected to become a new financial reporting metric and segment in 2020, where we'll provide transparency to the new business unit. [FEEUM]1 is anticipated to increase in 2020 by over 15% due to new IM products and fees. And if the credit transactions is consummated, Digital will become the largest segment by FTE and G&A which would experience slight increases commensurate with the expect growth in our IM segment. And if the credit transaction is consummated, Digital will become the largest segment by FTE and G&A, which would experience slight increases, commensurate with the expected growth in our IM segment.

With that, it concludes our presentation for today. We are delighted to present our pivot into Digital. And with that, I'd like to open up the floor to questions. Thank you.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from the line of Randy Binner of FBR. Please proceed with your questions.

1 At this point in the presentation, Mr. Ganzi referred to Core FFO, but as noted in bracketed language above, he intended to refer to FEEUM.

Randy Binner Analyst, B. Riley FBR, Inc.	Q

Hey, good afternoon. I want to try a few on the financial disclosures. I guess, the first one is, Marc, you mentioned reasonable corporate leverage target. So, one of the ways we measure that is, like 50%, if you take the total capital, which includes preferreds -- given that you are paying down preferreds here, is that -- and that's where you were at the third quarter. Should we plan on that kind of leverage going forward or would -- the more digital version of Colony be a lower leverage company?

Marc C. Ganzi Chief Executive Officer, Digital Bridge Holdings, LLC & Chief Executive Officer-Elect, Colony Capital	A

Thanks. Good afternoon, Randy. How are you doing.

Randy Binner Analyst, B. Riley FBR, Inc.	Q

Good.

Marc C. Ganzi Chief Executive Officer, Digital Bridge Holdings, LLC & Chief Executive Officer-Elect, Colony Capital,	A

Appreciate you making the call. Listen, I think first and foremost, as I mentioned in the presentation, priority one was to address the debt. And as we right-size Colony and we right-size the balance sheet, we believe the first most prudent application of net proceeds from the industrial sale was to retire the [ph] B&E (00:51:05). And so, as we think about that, we'll constantly revisit as we think about the maturities in our converts and we will continually evolve the balance sheet as our assets will be paired with really the appropriate level of leverage as it relates to the total quantum and most importantly the term, tenor, and price.

And so, my experience in managing the balance sheet is, we don't want to over-gear the business. You know, one of the things that historically has gotten digital real estate or digital infrastructure into trouble as you probably recall back in 2001 and 2002 is when folks put too much leverage on this business model. One thing that I've made a point of doing over the last two decades is making sure that our companies have modest levels of leverage. You know, as you said, sort of targeted leverage, on a 50% loan on a value basis would probably be under-geared from my perspective. And what I would say is, we're going to consistently continue to revisit this and what you'll find from me is a very pragmatic approach and an open mind towards keeping the ability to revisit this topic as we go forward.

Randy Binner Analyst, B. Riley FBR, Inc.	Q

Okay. And then... – sure sorry go ahead.

Marc C. Ganzi Chief Executive Officer, Digital Bridge Holdings, LLC & Chief Executive Officer-Elect, Colony Capital	A

So, just one example that is, if you think about the pivot as we make our first balance sheet investment into

Digital, DataBank by example is only geared at 35% LTV. Just to give you a sense of how we're thinking about that asset class and as we think about the rotation. Once again, we're going to make sure that our leverage is commensurate or below our peer group.

Randy Binner Analyst, B. Riley FBR, Inc.	Q

Okay. And then, it seems from these disclosures that all of this is going to happen in 2020 with Healthcare and Hospitality remaining in place as is. I just want to confirm that it – all of this seems to require a fair amount of cash. So, is there – am I reading that right that this is all a plan with those two segments in place and the follow up would be when – when might we expect you to try and monetize those. Because I think, to get to your goal of -- the 50% goal for 2020 and then the 90% goal for 2021 of being Digital, it seems that maybe at least one of those has to be divested in 2020.

Marc C. Ganzi Chief Executive Officer, Digital Bridge Holdings, LLC & Chief Executive Officer-Elect, Colony Capital	A

Sure. No. Another good question. Listen, first and foremost, current course and speed, we are happy with the earnings profile of both lodging and healthcare and that was really facilitated by the great work we did last year in refinancing both of those businesses, extending maturities, reducing our interest expense. And, as we think about that, it's given us a longer runway to think about how we continue to manage those assets and create the maximum value, somewhat of what we did in industrial, somewhat of what we did in NRE.

As I've stressed to investors over the last couple of months, we're in no rush to monetize those two assets. I think both of those businesses have no specific exit plans today where we sit in December of 2019. We have sufficient capital today to continue to deploy into the areas that we referenced in our capital allocation plan for 2020. We have sufficient liquidity to introduce new IM products. We have sufficient liquidity to make continued balance sheet investments in the Digital. And I think what you're hearing from us, Randy, is, we're going to be incredibly pragmatic and we're going to look to maximize shareholder value in both healthcare and lodging.

Now, that that being said, as you've probably known in the past, we've had monetizations, right? We've sold a few properties in the healthcare space. We've sold different hotels whether it's one hotel or a small group of hotels.

Our phone rings, people give us the right value for those assets on a one-off basis. We're going to take those phone calls. We'll be thoughtful about it. We think there's an appropriate trade that's accretive. We're going to go head and make those traits. So, I hope that's a sufficient answer for now. I'm pretty sure you and I will be revisiting this topic in 2020.

Randy Binner Analyst, B. Riley FBR, Inc.	Q

Yeah. That's for sure. So one more, is this just – is there any guidance you can give us on the potential timing of the CLNC internalization process?

Marc C. Ganzi Chief Executive Officer, Digital Bridge Holdings, LLC & Chief Executive Officer-Elect, Colony Capital	A

With that, I'll flip that over to Tom. Tom?

Thomas Joseph Barrack Executive Chairman & Chief Executive Officer, Colony Capital, Inc.	A

Yeah. I mean, the answer is no. As you know, we've we made a proposal to the CLNC board, they formed a special committee. They're in the process with their advisors and their lawyers analyzing our proposal and we continue to believe the internalization is the best value maximizing alternative for both CLNY and CLNC. Our interests are totally aligned and we're waiting for that.

Randy Binner Analyst, B. Riley FBR, Inc.	Q

Okay. I'll leave it there. Thank you for the call.

Thomas Joseph Barrack Executive Chairman & Chief Executive Officer, Colony Capital, Inc.	A

Thank you.

Operator: Our next question comes from the line of Jade Rahmani of KBW. Please proceed with your question.

Jade Rahmani Analyst, Keefe, Bruyette & Woods, Inc.	Q

Thanks very much. I wanted to follow up on the G&A comments with respect to corporate overhead as well as CLNC. Does the reduction target imply that CLNC, the management fees that it generates as well as the debt businesses management fees are not meaningfully profitable to Colony, just looking at the management fees that CLNC pays to Colony on an annualized basis because the numbers kind of seemed to fit with the G&A?

Thomas Joseph Barrack Executive Chairman & Chief Executive Officer, Colony Capital, Inc.	A

Jade. It's Tom. No, they are extremely profitable. They're going down as asset valuation gets recalculated, but they're extremely profitable.

Jade Rahmani Analyst, Keefe, Bruyette & Woods, Inc.	Q

Okay. And as assets at – from CLNY's balance sheet are sold, does the incremental allocation of G&A to CLNC increase or is there typically a proportionate decrease in G&A when assets are sold? In other words, as CLNY shrinks its balance sheet and focuses on Digital, does the G&A load that CLNC bears get incrementally worse?

Thomas Joseph Barrack Executive Chairman & Chief Executive Officer, Colony Capital, Inc.	A

No, proportionally it decreases at parity so that you're – and the problem with really guidance on G&A or having a more specific strategic plan on that is the component pieces of CLNC and what's in the perimeter and what's not in the perimeter is the subject of negotiation. So, until that negotiation becomes more vivid and more clear, we just don't know. But it won't be disproportionately allocated to CLNC.

Jade Rahmani Analyst, Keefe, Bruyette & Woods, Inc.	Q

Okay. Thinking about the earnings trajectory and some order of magnitude to the transition of FFO in 2020, would it be reasonable to model something in the $0.30 to $0.40 range just given the incremental ROEs on Digital investments, in the 5% range. The high ROEs that I believe Hospitality is generating and the decline in OED partly offset by the capital structure initiatives is something in the $0.30 to $0.40 range reasonable or is that too – maybe too optimistic?

Thomas Joseph Barrack Executive Chairman & Chief Executive Officer, Colony Capital, Inc.	A

It's right. Yeah. As a starting run rate for 2020, yes. So if we left the portfolio static as of today, maybe we don't require selling more assets and we don't change our capital structure. Let's say we'd have approximately $155 million to $180 million of Core FFO in place. That's kind of $0.28 to $0.33 per share. But remember, we've got

$1.2 billion of cash uninvested which has unrealized future earnings potential along with it. So we've already said, we've allocated about $800 million of that cash to the reduction of preferreds as Marc referred to. We've got the DataBank investment which we've now committed to. And our GP co-investments which produced 5% core FFO yield on a weighted average basis from the beginning. So, if you attribute that unearned piece on the $1.2 billion and $400 million that's yet to be invested, say that's another 12% on top of it. So, we continue to rotate in all of these transitions and emphasize that that capital is invested prudently the highest possible level but that's, that's kind of the range. So $150 million to $180 million...

Jade Rahmani Analyst, Keefe, Bruyette & Woods, Inc.	Q

Okay.

Thomas Joseph Barrack Executive Chairman & Chief Executive Officer, Colony Capital, Inc.	A

..and $0.28 to $0.33 is kind of what we're engaging.

Jade Rahmani Analyst, Keefe, Bruyette & Woods, Inc.	Q

That's the starting point based on where you are today before the $1.2 billion is invested there which would be done through the year?

Thomas Joseph Barrack Executive Chairman & Chief Executive Officer, Colony Capital, Inc.	A

Exactly.

Jade Rahmani Analyst, Keefe, Bruyette & Woods, Inc.	Q

Okay. And with respect to the dividend, would there be a reduction commensurate with that earnings level with some cushion set aside for CapEx, how should we be thinking about that?

Thomas Joseph Barrack Executive Chairman & Chief Executive Officer, Colony Capital, Inc.	A

Not necessarily, what we're doing is allowing capital to fight for itself as Marc kind of diagrammed the six silos that we've got for capital allocation. So, on a recurring basis, on the dividend and we're fine with the dividend where we are today for the fourth quarter. And, if the velocity of Digital assets and the quality of Digital assets was overwhelming and those return thresholds were commanding, then we'll look at varying the dividend. Otherwise, we have plenty of cash and games to cover dividend, recurring dividend and a special dividend and will always look at returning capital to shareholders as an alternative if that's the highest and best use of the capital. We just don't know yet, especially with CLNC influx. We just haven't been able to make that determination.

Jade Rahmani Analyst, Keefe, Bruyette & Woods, Inc.	Q

Was the special dividend which has been mentioned several times, was that a consideration prior to some of the most recent press releases that Blackwells has put out? I mean, it seems that with having an offensive and defensive strategy to make new investments, but at the same time reduced leverage at the balance sheet, yeah, I would think a special dividend would not be warranted. I would think share repurchases would also not be warranted until the company is at a more stabilized point.

Thomas Joseph Barrack Executive Chairman & Chief Executive Officer, Colony Capital, Inc.	A

Yeah. Absolutely, we haven't announced any. We haven't conceived any. And, we respond to all great ideas in real time. But, obviously, we've been thinking about these things a long time before any press release. We're not contemplating that today.

Jade Rahmani Analyst, Keefe, Bruyette & Woods, Inc.	Q

Okay. On the OED side, it seems that the numbers you gave were through the third quarter. Is that to suggest that there weren't further OED monetizations in the fourth quarter because that could potentially further strengthen the liquidity picture? And, on the OED segment, I've gotten a lot of investor questions about how to mark those assets? We are candidly marking them at 85% of carrying value. Are you anticipating any further losses on the OED side?

Thomas Joseph Barrack Executive Chairman & Chief Executive Officer, Colony Capital, Inc.	A

Yeah. There's still monetization in the fourth quarter, there's substantial monetizations in 2020 and of course sometimes we miss it by a quarter in one way or the other. And we're continuing down that monetization, we are one foot on the gas and one foot on the clutch as we -- as we monetize, we create capital and sometimes we lose earnings. So, it's a re-investable rate which we can deploy that Other Equity and Debt, we have substantial Other Equity and Debt outlined for 2020.

Jade Rahmani Analyst, Keefe, Bruyette & Woods, Inc.	Q

Okay. Turning to Healthcare and Hospitality, I was – wanting to ask two questions. Number one, could you spin- off an equity REIT internally managed with a very lean G&A load to solely focus on optimizing performance and let the market value that standalone entity on its own in lieu of waiting for -- would be buyer to surface, which may or may not happen given where we are in the cycle, given where fundamentals are in Healthcare and Hospitality?

Thomas Joseph Barrack Executive Chairman & Chief Executive Officer, Colony Capital, Inc.	A

You know, look, it's a great suggestion, the amazing thing about healthcare – and the answer is yes, you could do that, you have tax issues. So we've been analyzing that through the last year, I think as we've talked about before, the amazing thing about Healthcare and Hospitality is they are huge producers of cash flow. They also have CapEx components and the residual component of how the market views them is always complex and confused. But at the moment, while we're switching to this total return on Digital path, the cash flow that comes out of those entities is valuable and we're running them much better than we ever have.

So, we're constantly looking at the spin scenarios of getting all of these asset classes into a swim lane that you guys can understand, that we can model for you, that's more predictable, that's more understandable and that somewhat delvers and we'll continue to look at it. It's just -- at the moment where we are, it's kind of a [ph] pose made of (01:05:21) standing still, harvesting that cash flow and evaluating exactly that box on a quarter-by-quarter basis. But, we've been looking at that for the last year. We've got pretty well dissected. We've got a model that allows us to flip it on its side and we'll continue to look at that opportunity.

Jade Rahmani Analyst, Keefe, Bruyette & Woods, Inc.	Q

Okay. Thanks for taking the questions.

Marc C. Ganzi Chief Executive Officer, Digital Bridge Holdings, LLC & Chief Executive Officer-Elect, Colony Capital	A

Thank you.

Operator: Our next question comes from the line of Mitch Germain of JMP Securities. Please proceed with your question.

Mitchell Germain Analyst, JMP Securities LLC	Q

Thank you. Marc, you talked about new products in 2020. I mean, are we assuming that the next generation fund and maybe a credit fund are going to be launched and what should we think about the timing of those products?

Marc C. Ganzi Chief Executive Officer, Digital Bridge Holdings, LLC & Chief Executive Officer-Elect, Colony Capital	A

Yeah. Thanks, Mitch. Good afternoon. First and foremost, my focus and the teams focus is continuing to invest Digital Colony I and when that fund closed in June, we believe that was about a two to three-year investment period to deploy that capital. Today, where we sit with the fund, principally over 50% invested and with the announcement of Highline and two other transactions we have in exclusivity, we actually have a runway that gets us to about 70% invested in Fund I in Q1 of next year. As I mentioned earlier, that pipeline is pretty significant right now. We have over 29 different opportunities sitting in that pipeline where we could, in theory, deploy about $19 billion of capital. I think you're beginning to see we're painting a picture, right, which is Fund I is beginning to get to the end of its investment period where we've deployed the capital. And naturally as we think about that unharvested pipeline, our energy would turn naturally to a new equity fund which I can't speculate as to whether we would do that. But, I do feel reasonably good that our investment period under Fund I is coming to an end and we believe there is a market demand. And given our backlog of activity, one could assume there would be a new– a new equity product shortly thereafter.

Switching over to liquid securities for a second, I want to talk about that. We've had a liquid security strategy that's run by Bill Hughes. He has done a fantastic job this year. That fund ended up multiple hundred basis points above where the traditional REIT indexes of trade. His analytics and his team have done a fantastic job. It's a rather small part of our IM business today. But we think Bill is a star and we think he is somebody that we [ph] can back (01:07:57). And converging that with our knowledge base around digital infrastructure and some of the other talent that we have like Kevin Smithen who spent many of his – a big chunk of his career Macquarie and Lazard, who has deep expertise into this. We think combining those digital skills continuing to work with Bill's framework. It offers us the chance to expand that liquid security strategy and we're in the process of beginning to launch a product around that strategy and we'll have more detail for you on that in Q1 and that strategy begins to move forward.

The last sort of silo in IM is credit. What we call sort of digital credit opportunity and one of the things that's been sort of a -- I don't want to call it weakness but something we've been able – unable to address is the ability to put capital to work across the capital stack in Digital. So, historically, we've been equity investors. And once again as I said earlier today, the heritage of this firm and the experience in credit at Colony over the last 20 plus years has been quite strong.

The discipline, the asset management and the skills that are resident here combined with our resources, our relationships and our ability to understand the capital stack as an operator gives us a unique purview into how we would think about deploying capital not only in the first lien and second lien, term loan B, other structured credit solutions and even going as far as to buying secondary stakes in credit positions that other people no longer wish to have on their balance sheet.

So we're very excited about that. We've hired a couple of people in credit. We're working on forming that team as we speak with a leader, which we hope to announce very shortly. And then behind the people then we developed the product. First comes the people, you build the pipeline, you build the product and then you launch. This is the methodical way we went about launching Digital Colony I, and we think that product was very successful and that serves as a blueprint for where we're going in the future. I wish I could give you a little more detail around credit, but what I would say is give us another 90 days and I think we'll offer you a little more granular details into how we would go about launching that strategy and the people that we've formed around that to launch that strategy.

Mitchell Germain Analyst, JMP Securities LLC	Q

All right. Appreciate that color. How do you foresee the management transition taking place Marc? I mean, are you – when you take over, are you going to be just tasked with running a silo of what Colony will be given the fact that it appears healthcare, lodging some OED is going to continue to be part of the strategy for the foreseeable future or are you going to basically take that onto your ownership as well when you transition over?

Marc C. Ganzi Chief Executive Officer, Digital Bridge Holdings, LLC & Chief Executive Officer-Elect, Colony Capital	A

No. listen, very thoughtful question. First, let's dissect the timing of when the transition can happen. My priority right now, as I told you before, is I've got to complete the mission at Digital Colony Partners I. As I mentioned before, right now between Highline do Brasil and two other transactions, we'll be roughly at about 70% of our committed capital. We have a few other transactions and follow-on capital that goes into some of the existing companies that will get us to above 75%, and when that threshold is hit, the investment period in Fund I will be satisfied. Once the investment period has ended in Fund I that frees me up to move on to not only continuing my duties at Digital Colony, but also transitioning into the duties of running Colony more broadly.

I think the important part is we really don't think of the businesses anymore as the Digital Colony Business and the Colony Business. We've been very busy since July integrating the businesses, integrating our back office functions, integrating our accounting, integrating our IT.

We'll have an announcement next week on our Investor Relations program and who's going to head that up. And so, Mark Hedstrom has done an amazing job with Jeff Ginsberg, our COO of bringing our two organizations together. Karren Fink has done an amazing job on the HR side. All of this is happening behind the scenes, which is something that you guys don't get to sit front row to, that Tom and I sit front and center to every day. Our management team is meeting every day not just around the Digital Colony products. We have investment committees that are happening not only in Digital Colony but in OED.

And what I'm trying to telegraph to you is that these businesses are integrating a lot faster than I think both Tom and Mark, and Darren and I would have thought. The one big thing that sits out there that continues to be of great interest to us is the internalization of CLNC that can really greatly simplify our story. It moves the resources over into CLNC by internalizing it. It gives that company singular focus in mission. It puts the right athletes into that silo and allows them to run their business the way we want them to run that business, which is for total maximum shareholder return.

At the same token on my ledger that helps me out a great deal. It moves a business unit that we don't think is core to where we're going, and it really relieves our ability to have to worry about those FTEs, that SG&A as we streamline our business, and we think towards the future in building the business around digital IM products and digital balance sheet investing.

So my hope is as we as we finish up the investment period on DCP I, and as Mark and Jeff continue to integrate the two businesses, which I think are at this point pretty much 80% to 90% integrated, very little integration work left to do in terms of our organizations in the back office functions. We're really well-positioned in 2020 to have a fully integrated one family, one Colony, one vision, which is Colony 2.0 and our rotation to Digital.

So I'm not trying to give you an opaque answer, but what I would tell you is I feel reasonably good about the transition not being a huge step function from my perspective. I have the opportunity to spend time with our management team here in LA. I spent time with our team in New York, in Los Angeles, and in London, recently spent eight days in Asia working with our teams there thinking about digital products and our legacy products in Colony.

So we are integrated. We're moving towards that one integrated platform, and I think what that sets up for is not a very difficult transition. As I move into the chair, Tom has done a great job bringing me along. I've spent a lot of time with Rich Welch looking at our healthcare business, spent a lot of time with David Schwartz looking at our lodging business, and I've spent – Darren's been fantastic. We've gone out and hit the road together talking to investors getting to understand CLNC.

I now have a pretty good tactile feel for what's happening across these business units. And when that transition comes, you really won't notice it and neither will our employees as they see now that we are one integrated platform. So, I feel really good about where we are today. And that transition, I can assure you will not be a bumpy one. We've got very strong control of the rudders and flaps and I have a good handle on what's happening here.

Mitchell Germain Analyst, JMP Securities LLC	Q

Last one for me is why warehouse the additional $400 million of industrial proceeds when you have some additional moneys coming from – to you from OED and you haven't even contemplated any additional sales of assets or cash flow savings associated with G&A reduction or whatnot. Why not identify a place to put that capital to work immediately?

Marc C. Ganzi Chief Executive Officer, Digital Bridge Holdings, LLC & Chief Executive Officer-Elect, Colony Capital	A

Proves to say we haven't identified that yet. So, listen – a good question. I'm not trying to make light of it. We do have opportunities. I think that's the point that we're trying to make today is that there is a variety of opportunities where we can deploy that capital. And what I would tell you is, in our hierarchy of objectives, first and foremost, as we said, we felt really good about paying down some of the debt. I'm very excited about the rotation of DataBank. DataBank is an incredibly exciting company with a CEO that I've worked with for 20 years who's at the cutting edge of edge computing.

We have other different digital businesses where we believe we can deploy balance sheet capital and take ownership stakes in some of the best businesses that we know well or businesses that are close to us that we don't own or don't have in our investment management products.

First and foremost, we want to deploy our capital on behalf of our LTEs. That's our highest priority, right. Deploying capital on behalf of LTEs and putting those into the best digital ideas and best digital products is my first order of business. Along that road, what eventually happens is, there's opportunities that don't fit an IM mandate that don't fit a product mandate and that's where we can effectively deploy the balance sheet and own fantastic digital assets. So we're looking at that. What I can tell you is, there's a lot happening on that side. We've got a fantastic investment team here, the DataBank team which was led by our Head of Private Equity, Justin Chang, did a fantastic job navigating that opportunity, identifying it, making sure we navigated through conflicts and ultimately got to a successful outcome on that which was good for DataBank, good for the shareholders that were in DataBank, that exited, but most importantly, and asset that is performing at the same level, if not better where industrial was performing, right.

We bought it at a slightly cheaper price where we sold industrial. We've got 10% organic growth happening at that business which as you know industrial was growing at 3% to 4%, over 50% of our customers are investment grade where in industrial, we had about a 15% high grade – total amount of exposure, and then weighted average contracts at DataBank are between 48-months and 68-months which is a little bit more longer tenured than our light industrial portfolio.

So this is how we think about when you give us balance sheet capital on behalf of our public shareholders, and now we deploy it. It's got to meet an asset quality test, more exposure to investment grade, longer tenured contracts, buying assets at a great price, you think about that 17 times EBITDA entry multiple and where our public peers are trading on a mean basis today at 22 times we believe we picked up DataBank at a good value, not only because we know the asset, we know the management team. It's just growing at a faster organic cash flow growth rate than its public peers.

So expect more of that in the future and what I can tell you is, we're working on it and today was the first example of that rotation, we've made the rotation, we bought our first asset on balance sheet, more asset opportunities for us to acquire on balance sheet are coming. We see them every day but we're going to hold it to the highest standard and we talked a lot about today about how we underwrite assets.

Underwriting these assets is so important. And how we've been able to deliver great returns in private market investing for the last 25 years for people that know me and have invested capital with me, is that first attention to detail around the assets. The assets matter and we're going to be incredibly thoughtful about how we underwrite assets on balance sheet, and then the business plans and the people that go associated with that. We couldn't be more excited about that rotation on the balance sheet and give us some time, we ask for your patience. We're going to be transparent with you, but we are going to deploy the balance sheet in a very thoughtful way that will ultimately lead to higher returns and better asset quality for our investors, that I can assure you.

Mitchell Germain Analyst, JMP Securities LLC	Q

Right. Last one for me. Is the Strategic Review effectively over now or I mean will you guy – can you guys buy back stock? Can you start attending conferences in a broader sense? Can you do more marketing? I mean, where do we stand or is this going to be a process just – that just continues to linger as the company evolves over time?

Thomas Joseph Barrack Executive Chairman & Chief Executive Officer, Colony Capital, Inc.	A

Yes. It's time. I mean the answer, the Strategic Committee stays in effect. The interplay with the board and the committee is constant as it has been with Morgan Stanley, our outside advisor. So, I mean, what you don't see in the background is every asset, every number, every possible execution, every refinancing. We've looked at in 3D for a long time and yes, what you're going to see from today on is in offense, right?

We've been playing – for the last year we've been playing defense. And this team has done a heroic job. Shares don't reflect it, market doesn't care about it. Not so easy to create billions of dollars in monetizations, hundreds of millions of dollars of refinancings and a total restructuring in a short period of time.

So, you had to do that as a foundation stone to be able to give Marc the ball to carry across that line and create these defined lanes on the highway. CLNC is a big one, right. Darren, Kevin, Andy and that team taking CLNC and getting rid of the complexity of that model, and setting it free again back to book value is huge. And again, it's complex, we own 36% of shares, we have an external management agreement, we have a private credit business that's been phenomenal in CDCF, we sometimes co-invest with it and we had to take it apart, simplify it, figure out what the best value is, and set it free.

So, now we're at the state where we have the answers to all those questions. And yes, we're participating in conferences. We're going on the road. We're talking to not only you, but every one of our major shareholders. And what are we saying? What we're saying is we have the best option for total return going forward of any of our counterparts and we're going to give you a blended highway to get there what you don't get from any of the other digital REITs, and we're utilizing the legacy, the problems that we had in confusion in the past, as the liquidity highway to get there.

And as we get there, we're going to have one foot on the clutch and one foot on the gas. We have plenty of cash, we have plenty of cash flow, we do dividends and return of capital is really important to the shareholder base, and we're going to let it compete where we have the best options. And in credit by the way, when we say credit, the traditional credit silo is not a part of the go forward program. Does it mean that we want to get rid of credit. It means we want to do what you've been encouraging us to do, wish to put it in its own lane where it's definable, understandable. People can see what book value is and we put a floor, which we think we've done. Same with hospitality and healthcare. They'll find their way to exactly the right total execution, and we'll tell that story. What you're going to see, by the way the $400 million of availability is nothing compared to the total availability that we have in 2020.

And Marc is – is being I think very conservative in saying that we have a few things on the block. Our goal has been to farm the Digital Bridge at which had six existing silos and touches every e-mail, every piece of telephony, every fiber network really across the nation on a global basis and that's the edge.

So as fast as we can monetize, redeploy that capital in higher return, maintain cash flow because our people can't eat FFO or core FFO. They eat cash and CapEx in these other businesses is something we've got to monitor because is the – is the task. But from today on, we're on offense. We've been playing defense. The teams have done a great job and now we're driving forward. So you'll see a lot of all the teams on the road.

Mitchell Germain Analyst, JMP Securities LLC	Q

Thank you.

Operator: Our final question comes from the line of Ric Prentiss of Raymond James. Please proceed with your question.

Ric Prentiss Analyst, Raymond James & Associates, Inc.	Q

Good afternoon, guys.

[Technical Difficulty] (01:24:33)

Ric Prentiss Analyst, Raymond James & Associates, Inc.	Q

Moving to CRM, what made the global digital infrastructure. I appreciate those comments at the end about, you can't [ph] eat FFO, AFFO, you eat cash (01:24:48). How do you think the market should be evaluating the company as you make this pivot in the transaction, is it FFO, AFFO fundamentals distribution return to you, how should be on the street be thinking about evaluating what you guys are trying to do?

Marc C. Ganzi Chief Executive Officer, Digital Bridge Holdings, LLC & Chief Executive Officer-Elect, Colony Capital	A

Thanks, Ric. It's good to hear your voice. Appreciate you attending the call and covering us today. Ric and I've had a relationship for over 25 years. He's probably the best analyst in the sector in towers. So it's a privilege to hear you on the phone today, Ric in this capacity. Listen, it's no accident that we're putting on the board to you today other REITs that we have a great deal respect for. And I've had the privilege of being able to compete against American Tower, Crown Castle, SBA, Digital Realty, CyrusOne, CoreSite, these are all great competitors, great companies with great pedigree and great leadership.

I think our message to you today is, we are also a great company that happens to own, and operate, and manage great assets. Our belief is that our assets in some silos and some businesses perform better than those public assets and those logos that you know. And for years, you've covered me as a private owner of this infrastructure and you've long asked me Marc, when are you going to be public?

Well, Ric, I'm here to tell you today, I'm public. I am Colony. And what we're trying to accomplish is to create a vehicle by which investors can invest in digital real estate and have the ability to be exposed to all of these asset classes, not specifically just in colocation data centers, interconnection, towers or fiber. We offer investors the opportunity to invest across the ecosystem in some of the best companies with the best management teams, strong capital formation, and most importantly, the discipline of capital allocation where we take every dollar that our investors give us very seriously and the goal is to return capital at the highest level of returns.

So, if we're thinking about aspirationally where we want to be, our belief is we reside in that village. We are a digital REIT, and we're going to have to prove it to you with the results, we're going to prove it through the pivot, as we rotate the balance sheet. As Tom said earlier, we've got to continue to simplify our story, the internalization of CLNC goes to great lengths to achieve that goal. We have to consistently monitor our positions in healthcare and in lodging, which we're going to do.

Over time what you will see as a business as we've telegraphed will be at least 50% of our AUM will be digital by the end of this year. And then, we aspire at the end of next year to be over 90% which I have confidence we can get to that goal. And so, over time the hope is and the belief is our growth in our earnings and the quality of our assets will be benchmarked and measured against the other companies that you've covered and we feel very strongly about that.

And so, this is what today's about. Today is the unveiling of that plan, and it's our movement and our pivot towards that and that's the peer group by which we're going to measure ourselves up.

Ric Prentiss Analyst, Raymond James & Associates, Inc.	Q

Great. And we look forward to the journey.

Operator: We have reached the end of the question-and-answer session. I will now turn the call back over to management for any closing remarks.

Marc C. Ganzi

Chief Executive Officer, Digital Bridge Holdings, LLC & Chief Executive Officer-Elect, Colony Capital

Well, thank you everyone for joining us today. On behalf of Tom, myself, Mark, Darren and the rest of the management team here in Los Angeles, we appreciate everyone listening to the call today.

This is an ongoing dialogue that we want to have with you. As we ended this presentation, we talked about 2020 being a year in transition. That is exactly what it will be. As we transition our assets, we transition our management, and most importantly we transition into a new digital realm and being the leader what we hope to be, believe, the leader of the management of digital assets globally. We most importantly ask for your trust, and we ask for your patience. This team is committed to delivering the best total returns that we can deliver and doing so with a high degree of efficacy and efficacy at the same time.

Our core values remain unchanged. We are very focused on ensuring that we work for our shareholders first and at the same time we are delivering great infrastructure and helping connect communities and bridging the digital divide. I'm looking forward to working with all of you. We look forward to your questions. We look forward to your dialogue. And most importantly, we're looking forward to turning around the story and creating the best returns we can in the sector. So, thank you for your time. Thank you for your patience and we look forward to continuing the dialogue with you in the New Year. Thank you very much.

Operator: This concludes today's conference. You may disconnect your lines at this time. Thank you for your participation, and have a great evening.